News Announcement

INTEGRAMED TO EXPAND VEIN CLINICS PRESENCE IN
BALTIMORE / WASHINGTON DC, WITH NEW CHEVY CHASE CLINIC

- Clinic Will Be 36th Overall, 4th in Maryland and 7th in Balt. / Wash. DC Region -

Chevy Chase, MD, January 12, 2010 -- IntegraMed America, Inc. (NASDAQ: INMD), the nation’s leading manager of specialty outpatient healthcare facilities in the emerging, technology-focused medical niches of fertility and vein care, announced today that its wholly-owned subsidiary, Vein Clinics of America (VCA), plans to open its fourth clinic in Maryland in early May 2010.  Located in Chevy Chase, MD, the clinic will be VCA’s 36th clinic overall, and the seventh clinic in the greater Baltimore / Washington DC region.  Ms. Mehru Sonde, MD, has been hired to run the clinic, which will be located at 5550 Friendship Blvd., Suite 510, Chevy Chase, MD  20815.  The Chevy Chase clinic will follow the proven VCA model, offering the latest in vein disease diagnosis and treatment.

Dr. Sonde commented, “VCA has developed a very comprehensive suite of minimally invasive techniques for diagnosing and treating chronic vein problems.  I am very pleased to join the VCA organization and to bring these treatments, performed in a state-of-the-art VCA facility, to patients in the Chevy Chase region - many of whom are currently suffering with the pain and debilitating impact of various vein conditions.  An exciting element of this effort will be in educating patients about vein disease and how our minimally invasive techniques can meaningfully improve their quality of life.”

Vein disease is a potentially serious medical condition which, if ignored, may result in symptoms such as pain, fatigue, itching, burning and swelling.  Patients may also experience throbbing and restlessness, feeling the need to constantly keep their legs moving.  Left untreated by medical professionals, vein disease can worsen to become a major health issue.

Dr. Sonde has had a distinguished career spanning over ten years practicing medicine and possesses strong operational, project-management, team-building, and leadership skills.  Prior to her joining the VCA team, Dr. Sonde was responsible for implementing a comprehensive approach to patient care in diagnosing and treating commonly treated disease states and providing advanced management options at the Riverside Primary Care Center in Riverdale, MD.  Dr. Sonde is board certified in Internal Medicine having earned her Doctorate of Medicine from Gujarat University, India and completed her internal medicine residency at Prince George’s Hospital in Maryland and a dermatology externship at the Georgetown University-Washington Hospital Center.

Ted King, M.D., national medical director of VCA, commented, “Based on our demographic research, Chevy Chase and the surrounding region north of Washington, DC has a substantial population of patients that are currently underserved in their vein care needs.  By strategically locating our clinics in areas of opportunity that are in proximity to other regional clinics, we are able to achieve operational economies of scale, enhanced patient care and improved marketing and referral efficiencies that support the long term success of our clinics.  We welcome Dr. Sonde to the VCA family and are eager for her and her team to launch services in this new market.”

About Vein Clinics of America, Inc.
Established in 1981, Vein Clinics of America, Inc. (VCA) is the largest medical group in the country dedicated to the treatment of vein disorders.  The physicians of VCA specialize in treating the entire spectrum of vein abnormalities, including varicose veins, spider veins, venous leg ulcers, facial veins, hand veins, Klippel-Trenaunay Syndrome and Restless Legs Syndrome resulting from venous reflux.  VCA offers a comprehensive and non-surgical treatment approaches using sclerotherapy injection treatment in conjunction with Endovenous Laser Treatment (ELT).  The use of sclerotherapy in combination with ELT allows physicians to treat the smallest spider veins to the largest varicose veins, including leg ulcers.  All procedures are performed in the VCA office with no surgery or post hospitalization required.

VCA is a wholly-owned subsidiary of IntegraMed America, Inc, the leading operator of fertility centers and vein care clinics in the United States.  VCA is based in Downers Grove, IL with operations in Florida, Georgia, Illinois, Indiana, Kansas, Maryland, Missouri, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia and Wisconsin and operates www.veinclinics.com, a leading vein care portal.

About IntegraMed America, Inc.
IntegraMed America, Inc. manages highly specialized outpatient facilities in emerging, technology-based, niche medical markets and is the leading manager of fertility centers and vein clinics in the United States.  IntegraMed supports its provider networks with clinical and business information systems, marketing and sales, facilities and operations management, finance and accounting, human resources, legal, risk management and quality assurance services.  IntegraMed also offers treatment-financing programs for self-pay patients.

IntegraMed’s fertility network is the nations largest fertility network, comprised of 39 contracted centers with over 100 locations in 34 states and the District of Columbia.  Nearly one of every four IVF procedures in the U.S. is performed in an IntegraMed network fertility practice.  The IntegraMed Vein Clinic network is the leading provider of varicose vein care services in the US, currently operating 34 centers in 13 states, principally in the Midwest and Southeast.

For more information about IntegraMed please visit:

www.integramed.com for investor background,
www.integramedfertility.com for fertility, or
www.veinclinics.com for vein care

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed are forward-looking statements that may involve a number of risks and uncertainties.  Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with IntegraMed's ability to identify, consummate and finance future growth, including larger-scale acquisitions; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the company's most recent Form 10-K and in other documents filed by IntegraMed with the U.S. Securities and Exchange Commission.  All information in this press release is as of January 12, 2010, and IntegraMed undertakes no duty to update this information.

CONTACT: Media & Investors: David Collins, Norberto Aja Jaffoni & Collins Incorporated inmd@jcir.com (212) 835-8500	Patient Inquiries: Carey Rupp Vein Clinics of America crupp@veinclinics.net (630) 725-2740